EXHIBIT 5.1



                                                         September 30, 2003



Miravant Medical Technologies
336 Bollay Drive
Santa Barbara, CA  93117

         Re:      Registration Statement on Form S-2

Ladies and Gentlemen:

     We have acted as counsel for Miravant Medical Technologies (the "Company") in connection with the Registration Statement on Form S-2 (the "Registration Statement") relating to the registration of up to 8,745,000 shares of Common Stock of the Company (the "Shares") to be sold by certain stockholders of the Company listed in the Registration Statement.

     In connection with the registration of the Shares, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that such Shares, if sold by such stockholders in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.


                                                     Very truly yours,

                                               WILSON SONSINI GOODRICH & ROSATI
                                               Professional Corporation